Exhibit 21.1


                                ATMEL CORPORATION

                           SUBSIDIARIES OF REGISTRANT



         The following are the subsidiaries of the Registrant:

                 Atmel Asia Limited, a Hong Kong corporation

                 Atmel ES2 B.V., a Netherlands corporation

                 Atmel Finance Inc., a United States corporation

                 Atmel (OY) Finland, a Finnish corporation

                 Atmel FSC, Inc. a Barbadian corporation

                 Atmel GmbH, a German corporation

                 Atmel Japan K.K., a Japanese corporation

                 Atmel Korea Limited, a Korean corporation

                 Atmel SARL, a French corporation

                 Atmel Semiconductor Corporation, a United States corporation

                 Atmel Singapore Pte. Limited, a Singaporean corporation

                 Atmel Taiwan Limited, a Taiwanese corporation

                 Atmel U.K. Limited, a United Kingdom corporation